UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 12, 2011

Date of Report (Date of earliest event reported)

RDA HOLDING CO.

(Exact name of registrant as specified in its charter)

Delaware	333-170143-07	37-1537045
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

750 Third Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(646) 293-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 12, 2011, The Reader’s Digest Association, Inc. (“RDA”) and RDA Holding Co. (“Holdings,” and together with RDA, the “Company”) entered into a term loan and guarantee agreement with Luxor Capital Group, as administrative agent; the Guarantors (defined therein); and the lenders thereunder, consisting of funds affiliated with Luxor Capital Group and Point Lobos Capital, who are shareholders of the Company’s common stock, providing the Company with a $45.0 secured term loan (the “Secured Term Loan”).  The Secured Term Loan matures in November 2013 and bears interest at the rate of 7.0% per annum.

The Secured Term Loan is fully and unconditionally guaranteed on a first priority secured basis, jointly and severally by ourselves and by substantially all of our existing and future wholly-owned direct and indirect domestic subsidiaries.  The obligations and guaranty under the Secured Term Loan are secured by a first priority security interest in the same collateral that secures the Company’s Revolving Credit and Guarantee Agreement, dated as of February 19, 2010 (the “Senior Credit Facility”) and the Company’s Floating Rate Senior Secured Notes due 2017 (the “Senior Secured Notes”). The Secured Term Loan, the Senior Credit Facility and the Senior Secured Notes rank pari passu with each other under the documentation governing the collateral that secures those facilities and the notes; however, the Secured Term Loan and the Senior Credit Facility constitute “Priority Payment Lien Obligations” under that documentation and enjoy priority (“first out”) treatment with respect to post-default dispositions and realizations of collateral thereunder.

The Secured Term Loan contains mandatory prepayment provisions in the event of certain events, including certain asset sales.  In the event of any optional and mandatory prepayments, we will be required to pay a prepayment premium as set forth in the Secured Term Loan.

Also on August 12, 2011, the Company entered into an unsecured term loan and guarantee agreement with Luxor Capital Group, as administrative agent; the Guarantors (defined therein) and the lenders thereunder, consisting of funds affiliated with Luxor Capital Group and Point Lobos Capital, who are shareholders of the Company’s common stock, providing the Company with a $10.0 unsecured term loan (the “Unsecured Term Loan” and, together with the Secured Term Loan, the “New Credit Facilities”).  The Unsecured Term Loan matures in May 2014 and bears interest at the rate of 11.0% per annum.

The Unsecured Term Loan is fully and unconditionally guaranteed on an unsecured basis jointly and severally by ourselves and by substantially all of our existing and future wholly-owned direct and indirect domestic subsidiaries.

The Unsecured Term Loan contains mandatory prepayment provisions in the event of certain events, including certain asset sales.  In the event of any optional and mandatory prepayments, we will be required to pay a prepayment premium as set forth in the Unsecured Term Loan.

The New Credit Facilities contain substantially the same covenants and limitations as our Senior Credit Facility, including a financial covenant; however, the covenants in the New Credit Facilities are in certain cases more restrictive than those in the Senior Credit Facility. In addition, the New Credit Facilities limit our ability to modify or amend our Senior Credit Facility, if such modification or amendment is materially adverse to the interests of the lenders under the New Credit Facilities; and the Secured Term Loan restricts our ability to replace or refinance the Senior Credit Facility prior to repaying the Secured Term Loan in full.

In connection with the Unsecured Term Loan, the Company issued two tranches of warrants to the lenders under the Unsecured Term Loan.  The first tranche of warrants provide holders with the right to purchase up to 1.125 million shares of the Company’s common stock at an exercise price of $17.50 per share, subject to adjustment.  The second tranche of warrants provide holders with the right to purchase up to 1.25 million shares of the Company’s common stock at an exercise price of $15.00 per share, subject to adjustment. Both tranches of warrants expire two years after the issue date.

Luxor Capital Group and Point Lobos Capital and their affiliated funds are considered related parties due to their equity interest in the Company.

Copies of the term loan and guarantee agreement and the unsecured term loan and guarantee agreement are being filed herewith as Exhibits 10.1 and 10.2, respectively.  Copies of the warrant agreements are being filed herewith as Exhibits 10.3 and 10.4.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Term Loan and Guarantee Agreement, dated August 12, 2011, by and among the Company, Luxor Capital Group as administrative agent, the Guarantors named therein and the lenders thereunder
10.2	Unsecured Term Loan and Guarantee Agreement, dated August 12, 2011, by and among the Company, Luxor Capital Group as administrative agent, the Guarantors named therein and the lenders thereunder
10.3	Form of Class A Warrant Agreement
10.4	Form of Class B Warrant Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RDA Holding Co.

/s/ Andrea Newborn
	Name:	Andrea Newborn
	Title:	Senior Vice President, General Counsel and Secretary
Date: August 18, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Term Loan and Guarantee Agreement, dated August 12, 2011, by and among the Company, Luxor Capital Group as administrative agent, the Guarantors named therein and the lenders thereunder
10.2	Unsecured Term Loan and Guarantee Agreement, dated August 12, 2011, by and among the Company, Luxor Capital Group as administrative agent, the Guarantors named therein and the lenders thereunder
10.3	Form of Class A Warrant Agreement
10.4	Form of Class B Warrant Agreement